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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-54487) pertaining to the 1994 Stock Incentive Plan of Nash Finch Company, Registration Statement (Form S-8 No. 33-64313) pertaining to the 1995 Director Stock Option Plan of Nash Finch Company, Registration Statement (Form S-8 No. 333-27563) pertaining to the 1997 Non-Employee Director Stock Compensation Plan, and Registration Statement (Form S-8 No. 333-81441) pertaining to the Nash Finch Company 1999 Employee Stock Purchase Plan, of our report dated February 22, 2000, with respect to the consolidated financial statements and schedule of Nash Finch Company included in this Annual Report (Form 10-K) for the year ended January 1, 2000.

                                        ERNST & YOUNG LLP

Minneapolis, Minnesota
March 30, 2000